Exhibit 21

                    Subsidiaries of the Small Business Issuer

The following is a list of all subsidiaries, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

                                                           Name under which
Name of Subsidiary        Place of Incorporation         business is conducted
------------------        ----------------------         ---------------------

MidNet (USA), Inc.               Nevada                    MidNet (USA), Inc.

MidNet (Canada), Inc.    Canadian federal corporation      MidNet (Canada), Inc.